Exhibit 3.14

Company No: 666517	DSH

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

HUYCK

LIMITED

(Adopted 19th day of January 1988)

PRELIMINARY

1. The regulations contained in Table A in the Companies (Tables A to F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 (‘Table A’) shall apply to the Company save in so far as they are excluded or varied hereby, that is to say regulations 46, 47, 64, 73 to 75 inclusive and 80 of Table A shall not apply to the Company; and in addition to the remaining regulations of Table A, as varied hereby, the following shall be the articles of association of the Company. No form of Table A contained in any earlier enactment shall apply to the Company. Any words or expressions defined in the Companies Act 1985 (‘the Act’) or in Table A shall (if not inconsistent with the subject or context) bear the same meanings in these articles.

2. The Company is a private company and accordingly no offer shall be made to the public (whether for cash or otherwise) of any shares in or debentures of the Company and no allotment or agreement to allot (whether for cash or otherwise) shall be made of any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public.

SHARES

3. (a) Subject to Sub-Article (b) hereof all shares shall be under the control of the directors and the directors may allot, grant options over, or otherwise deal with or dispose of the same to such persons and generally on such terms and in such manner as they think fit.

(b) The directors are generally and unconditionally authorised for the purposes of Section 80 of the Act to allot relevant securities (as defined in Section 60 of the Act) provided that the aggregate nominal value of such securities allotted pursuant to this authority shall not exceed the amount of the authorised shares capital at the date of adoption of these Articles and that this authority shall expire on the fifth anniversary of the date of adoption of these Articles unless varied or revoked or renewed by the Company in general meeting.

(c) The directors shall be entitled under the authority conferred by this article to make at any time before the expiry of such authority any offer or agreement which will or may require relevant securities to be allotted after the expiry of such authority.

(d) In accordance with Section 91 of the Act, section 88 and section 90(1) -(6) of the Act shall not apply to any allotment of equity securities (as defined in section 94 of the Act) by the Company.

TRANSFER OF SHARES

4. The directors may, in their absolute discretion, and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share, and regulation 24 of Table A shall be modified accordingly.

PROCEEDINGS AT GENERAL MEETINGS

5. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before or immediately following the declaration of the result of the show of hands a poll is demanded by the Chairman or any other member present in person or proxy. Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried (whether unanimously or by a particular majority) or lost and an entry to that affect made in the book containing the minutes of the proceedings of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

DIRECTORS

6. Unless and until otherwise determined by ordinary resolution the number of directors shall not be more than twenty but need not exceed one. If and so long as there is a sole director, he may exercise all the powers and authorities vested in the directors by the articles of association of the Company, and regulation 89 Table A shall be modified accordingly.

7. A director appointed to fill a casual vacancy or as an addition to the board shall not retire from the office at the annual general meeting next following his appointment and the last two sentences of regulation 79 of Table A shall be deleted.

8. A director shall not be required to retire by rotation and regulations 76, 77 and 78 of Table A shall be modified accordingly.

9. If and for so long as a majority of the equity share capital for the time being of the Company is beneficially owned by another body corporate the directors of the Company or any of them may be appointed and removed by written notice served on the Company by the beneficial owner for the time being of such amount of the equity share capital of the Company.

10. If any director shall be called upon to perform extra services or to make special exertions in going or residing abroad or otherwise for any of the purposes of the Company, the Company may remunerate the director so doing either by a fixed sum or by a percentage of profits or otherwise as may be determined be a resolution passed at a board meeting of the directors of the Company, and such remuneration may be either in addition to or in substitution or any other remuneration to which he may be entitled as a director.

11. Provided that he shall declare his interest in any contract or transaction a director may vote as a director in regard to any such contract or transaction in which he is interested or in respect of his appointment to any office or place of profit or upon any matter arising thereout and if he shall vote his vote shall be counted, and regulation 94 of Table A shall be modified accordingly.

12. In regulation 93 of Table A the following words either signed or approved by letter, telefacimile transmission telex or telegram’ shall be substituted for the word ‘signed’ where this first appears in the regulation, and all other references in the regulation to a resolution in writing being signed shall be construed accordingly.

INDEMNITY

13. Subject to the provisions of the Act, and in addition to such indemnity as is contained in regulation 118 Table A, every director, officer or official of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred by him in or about the execution and discharge of the duties of his office.